LICENSE AGREEMENT

This License Agreement (the “Agreement”) is entered into and effective as of February 01, 2007 (the “Effective Date”), by and between Chieh Ho Technology Co., Ltd (“Chieh Ho”), a Taiwan limited liability company located at 6FL, No.12, Lane 345, Yangguang St., Neihu District, Taipei City 114, Taiwan (R.O.C.) (“Licensee”), and IntelligenTek Corp., a California corporation located at NASA Research Park, Mail Stop 19-46, Room 1071, Moffett Field, CA 94035, USA (“Licensor”).  In consideration of the mutual covenants and agreements contained herein, Licensor and Licensee agree as follows:

Section 1. Definitions.

As used in this Agreement, capitalized terms not otherwise defined herein shall have the following meanings:

1.1

“Core Technology” means any and all technology owned or licensed by Licensor that will be combined with the Customized Technology for sale as the “Product”.

1.2

“Customized Technology” means technology developed by Licensor in connection with this Agreement, but not including the Core Technology.

1.3

“Intellectual Property Rights” means all current and future worldwide patents, patent applications, trade secrets, trade or service marks, copyrights, copyright registrations and applications therefore, and all other intellectual property rights and proprietary rights, whether arising under the laws of the United States of America, or any other state, country or jurisdiction.

1.4

“Product” means software developed by Licensor, consisting of a combination of the Core Technology and Customized Technology.

Section 2.  License

2.1

License to Distribute and Market.  Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee, during the term of this Agreement, a non-exclusive, nontransferable right and license to market and distribute the “Product” (Exhibit A, “Product”), subject to the limitations set forth in Section 2.2. For the avoidance of doubt, Licensee shall not have any right or license to the Core Technology other than the right to distribute and market the Core Technology as an integrated solution with the Product.  Licensor grants no other rights or licenses other than as expressly set forth in this Agreement.

2.2

License Fee.  Licensee’s rights set forth in Section 2 are subject to Licensee’s payment of a bulk license fee for 100,000 licenses at $2.00 per authentication (US$200,000.).

2.3

Payment.  Payment of 25% of License Fee shall be made on March 30, 2007 after execution and effective date of this license.  The balance of the annual fee shall be made as following: 25% six (6) months after acceptance of “Product” as set forth in Section 4.2 and 25% each quarter thereafter until paid in full.

2.4

Retention of Ownership; Restrictions.  Licensor retains all right, title and interest, including all Intellectual Property Rights and ownership rights, in and to the Core Technology, the Customized Technology and the “Product”, and all modifications thereto.  Licensee agrees not to (and will not knowingly allow others to) reverse engineering, decompile, disassemble, or attempt to discover any source code or underlying ideas or algorithms of the object code of any portion of the “Product”. Licensee agrees to promptly notify Licensor should it become aware of any modification, unauthorized use, or infringement of the (Product). Licensee may not reproduce, sublicense, distribute, transfer or dispose of, or otherwise use or exploit, any of the “Product”, in whole or in part, other than as expressly permitted in this Agreement.  Licensee agrees not to sell or market other third party software title that is a direct competitor to the “Product” in the Territory.

In the event Licensee requests modification of source code of interface program, Licensee shall notify Licensor of such intentions and may not make modifications without prior written approval of Licensor.

2.5

Branding.  Licensee shall provide to Licensor the names, graphics, icons and other material of the “Product” (“Branding Material”) prior to use, and such Branding Material is subject to Licensor approval.  Licensee shall place a Licensor approved graphic stating that the (Product) is “Enabled by IntelligenTek” (or other similarly approved language), on all Branding Material, screen shots, retail packaging, in the manual of the “Product”, on the section of Licensee’s website promoting the “Product”, or as otherwise suggested by Licensor.  Licensee shall have a non-exclusive license to use Licensor’s trademarks in connection with marketing and distributing the “Product”.

2.6

License to End User Customers.  Licensee shall require all end users to enter an end user license agreement with the appropriate restrictions usually contained in such end user agreements.

2.7

Term.  This license shall expire Fifteen (15) months after acceptance date of “Product” unless renewed for an additional period, which shall not be unreasonably withheld by the Licensor.

Section 3.1

Software Delivery and Acceptance.

3.1

Delivery of (Product).  Licensor shall make commercially reasonable efforts to provide the “Product” in accordance with the specifications set forth in Exhibit A within 240 days of the Effective Date of this Agreement.

3.2

Acceptance or Rejection.  Upon receipt of the (Product), Licensee shall test and verify the (Product) and shall have thirty (30) days to provide written notice of its acceptance, not to be unreasonably withheld, or rejection of the (Product).  If Licensee does not provide such notice within the specified time, then the (Product) shall be deemed to have been accepted by Licensee.  If Licensee rejects the (Product), Licensee shall provide written notice for the rejection with sufficient specificity to permit Licensor to correct the deficiency giving rise to the rejection.  Licensor shall have thirty (30) business days after receipt of a rejection notice to correct the deficiency or provide proposal to correct the deficiency.  If Licensor fails to correct the deficiency within the allotted time and provide a Product acceptable to Licensee, or Licensee rejects proposal to cure such deficiencies, all payments received shall immediately be returned.  However, if Licensee shall reject “Product” for reasons other than outlined above, 25% of the License Fee shall not be refunded.

Section 4.  Product and Technical Support.

For two (2) years after acceptance of the (Product) by Licensee, Licensor may make reasonable commercial efforts to identify, correct and provide an updated version of the (Product).  Licensee may be responsible for providing all end user technical support for the (Product).

Section 5.  Confidentiality.

5.1

Confidential Information. Both parties agree to retain in strict confidence all information disclosed to the other party that the disclosing party has designated as being confidential in writing or, if disclosed orally, designated as confidential in writing within thirty (30) days thereof (“Confidential Information”).  Notwithstanding the foregoing, Confidential Information shall include information that the receiving party knew or should have known that such disclosures were treated as confidential by the disclosing party. The terms and conditions of this Agreement including its Exhibits shall be considered Confidential Information. “Confidential Information” will not include information that: (a) is or becomes generally known or available by publication, commercial use or otherwise through no fault of the receiving party; (b) the receiving party can demonstrate to have had rightfully in its possession and without restriction, prior to disclosure hereunder; (c) is independently developed by the receiving party without use of the disclosing party’s Confidential Information, as can be shown by the written records of the receiving party; (d) is lawfully obtained from a third party who has the right to make such disclosure; or (e) is released for publication by the disclosing party in writing.  A receiving party also may disclose Confidential Information to the extent required by a court or other governmental authority, provided that the receiving party promptly notifies the disclosing party of the disclosure requirement and cooperates with the disclosing party (at the latter’s expense and at its request) to resist or limit the disclosure.

5.2

Protection of Confidential Information.  Each party agrees to protect the other’s Confidential Information to the same extent that it protects its own confidential information of a similar nature and shall take all reasonable precautions to prevent any unauthorized disclosure of Confidential Information to third parties. If either party provides Confidential Information of the other party to any third party contractor to perform its obligations under this Agreement, then it will ensure that such third party has entered into a written confidentiality agreement protecting such Confidential Information from unauthorized disclosure or improper use.  Each party’s obligation not to disclose Confidential Information shall survive until such information is no longer Confidential..

Section 6.  Warranty, Disclaimer and Indemnity.

Licensor warrants to Licensee that it is the owner of and has the right to license the Core Technology. LICENSOR DISCLAIMS ALL WARRANTIES, WHETHER EXPRESS, IMPLIED, OR STATUTORY, WITH RESPECT TO THE PRODUCT, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE.

Licensor shall indemnify, hold harmless and, at Licensee’s request, defend Licensee from and against any and all claims, damages, losses, and liabilities that are attributable to such claim that the Core Technology violates or infringes any third party intellectual property right; provided that: (a) Licensee gives Licensor prompt notice in writing of any such claim and permits Licensor, through counsel of its own choosing, to resolve all such charges of infringement and defend any such claim or suit; (b) Licensee provides Licensor information, assistance and authority to enable Licensor to defend such claim; and (c) Licensor shall not be responsible for any settlement made by Licensee without Licensor’s prior written permission.

Section 7.  Limitation of Liability.

UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO THE OTHER OR ANY THIRD PARTY FOR ANY INCIDENTAL, SPECIAL, INDIRECT, PUNITIVE OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE  PRODUCT OR OTHERWISE, INCLUDING WITHOUT LIMITATION, DAMAGES FOR LOSS OF DATA, COSTS OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES OR FOR ANY CLAIM OR DEMAND AGAINST EITHER PARTY BY ANY OTHER PARTY, OR OTHER PECUNIARY LOSS, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT WILL EITHER PARTY’S AGGREGATE LIABILITY FOR ANY AND ALL CLAIMS RELATING TO THIS AGREEMENT, WHETHER IN CONTRACT, TORT, OR ANY OTHER THEORY OF LIABILITY, EXCEED THE FEES PAID BY LICENSEE UNDER THIS AGREEMENT DURING THE 12 MONTH PERIOD PRECEDING THE EVENT GIVING RISE TO SUCH LIABILITY.

Section 8.  Breach and Termination.

This Agreement may be terminated by either party with thirty (30) days prior written notice if the other party continues to materially fail to perform or comply with this Agreement or any of its provisions, after receiving written notice of such non-compliance. Each party’s respective rights and obligations pursuant to Sections 2.4 (“Retention of Ownership; Restrictions”), 6 (“Confidentiality”), 8 (“Limitation of Liability”), 9 (“Breach and Termination”) and 10 (“General”), shall survive expiration or termination of this Agreement; provided, however, the last sentence of Section 2.3 regarding non-competition shall not survive the termination of this Agreement, and Licensee shall be free to sell competitive products upon the termination of this Agreement.

Section 9.  General.

9.1

Trade Restrictions. Licensee agrees and certifies to use best efforts to ensure that the (Product) will not be given, distributed, leased, or otherwise made available to any person, business, entity, governmental unit or government in or of any country which the United States Government, through the Department of Commerce or any other department, lists as a country to whom the distribution or lease of the (Product) is prohibited by law.

9.2

Entire Agreement. This Agreement, including the recitals and all exhibits, as well as the Non-Disclosure Agreement, constitutes the entire agreement between the parties with respect to the subject matter herein, and supersedes all prior or contemporaneous understandings or agreements, whether written or oral, regarding such subject matter.  The invalidity, in whole or in part, of any provision of this Agreement shall not affect the validity or enforceability of any other of its provisions.

9.3

Applicable Law; Personal Jurisdiction; Venue.  This Agreement shall be construed in accordance with, and all disputes hereunder shall be governed by, the laws of the State of California.  All parties to this Agreement agree to submit to personal jurisdiction in the County of Santa Clara, State of California, United States of America.  Any dispute that arises under or relates to this Agreement (whether contract, tort or both) shall exclusively be resolved in the applicable Federal or state court in the County of Santa Clara, State of California, United States of America.  The parties agree that either party’s breach under this Agreement could cause irreparable harm to the non-breaching party.  In addition to any other remedies available at law or in equity, the parties agree that, in the event of any such breach, the non-breaching party will have the right to apply, without the need for posting any bond or comparable security, for the entry of an immediate order to restrain or enjoin the breach and otherwise specifically to enforce the applicable provision of this Agreement.  If any party institutes any action or proceeding in connection with this Agreement, the prevailing party shall be entitled, in addition to such other relief as may be granted, to be reimbursed by the losing party for all costs and expenses incurred thereby, including, but not limited to, reasonable attorneys' fees (including pre-judgment and post-judgment) and costs.

9.4

Miscellaneous.  This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument.  No supplement, modification or amendment to this Agreement will be binding unless executed in writing by both parties.  Any term or provision of this Agreement may be waived in writing at any time by the party entitled to the benefit thereof.  No waiver of any of the provisions of this Agreement will be deemed or will constitute a waiver of any other provision, whether or not similar, nor will any waiver constitute a continuing waiver. Neither party may assign its rights or obligations under this Agreement, in whole or in part, without the prior written consent of the other party, provided, however, that Licensor may assign this Agreement in connection with a merger, sale of assets, reorganization or similar transaction where a majority of the equity interest of Licensor is transferred.

The parties have signed and delivered this Agreement as of the date first above written.

“Licensor”

By:  original signature on file

Donald Yu

Title:  President/CEO

“Licensee“

By:  original signature on file

Title:  CEO

EXHIBIT A